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Deloitte & Touche LLP
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Stamford, CT 06802-6982
USA

Tel: 203-708.4000
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www.deloifte.com

June 16, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Cenveo, Inc.'s Form 8-K dated June 13, 2008, and have the following comments:

1.	We agree with the statements made in Item 4.01 (a) (i), (ii), (iv), (v), and (vi).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (a) (iii) and Item 4.01 (b) (i) and (ii).

Very truly,

/s/Deloitte & Touche LLP

Member of
Deloitte Touche Tohmatsu